EXHIBIT 4.2

M&T BANK CORPORATION

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

AS OF DECEMBER 31, 2023

The following description of M&T Bank Corporation’s (“M&T”) securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, is a summary, does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of M&T’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws, which are exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

Common Stock

General

Pursuant to the Certificate of Incorporation, M&T’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share (“common stock”), and 20,000,000 shares of preferred stock, par value $1.00 per share (“preferred stock”). All outstanding shares of our capital stock are fully paid and non-assessable. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any of M&T’s preferred stock that have been issued and may be issued in the future.

Voting Rights

Each holder of a share of common stock has one (1) vote for each share held on matters presented for consideration by the holders of common stock. Holders of common stock do not have cumulative voting rights.

Dividends Rights

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to share ratably in dividends when and if declared by M&T’s board of directors from funds legally available for the dividends.

Liquidation Rights

In the event of liquidation, dissolution or winding up of M&T, whether voluntary or involuntary, holders of shares of common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to the holders of common stock after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding preferred stock.

Other Rights

The common stock is neither redeemable nor convertible into another security of M&T. Holders of common stock have no preemptive rights to acquire any additional shares of common stock.

Listing

The common stock is listed on the New York Stock Exchange under the ticker symbol “MTB.”

Provisions of New York Law

A New York corporation may elect not to be governed by Section 912 of the New York Business Corporation Law, which places restrictions on certain business combinations with interested shareholders. M&T has made such an election.

Preferred Stock

The Certificate of Incorporation currently authorizes M&T’s board of directors, without further action by the holders of common stock, to cause M&T to issue up to 20,000,000 shares of preferred stock in one or more series and for such consideration, not less than the par value thereof, as may be fixed from time to time by M&T’s board of directors. Before the issuance of any shares of a particular series, M&T’s board of directors is authorized to fix by resolution the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, without further vote or action by holders of common stock. If and when any further M&T preferred stock is issued, the holders of M&T preferred stock may have a preference over holders of M&T common stock in the payment of dividends, upon liquidation of M&T, in respect of voting rights and in the redemption of the capital stock of M&T.

Information regarding each of M&T’s issued and outstanding series of preferred stock is presented in “Item 8—Financial Statements and Supplementary Data—Notes to Financial Statements—10. Shareholders’ equity” of the Annual Report on Form 10-K of which this exhibit is a part as well as the Certificate of Incorporation.

Series H Preferred Stock

General

In connection with M&T’s acquisition of People’s United Financial, Inc. on April 1, 2022, M&T issued 10,000,000 shares of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, par value $1.00 per share, (the “Series H Preferred Stock”). The authorized number of shares of the Series H Preferred Stock is 10,000,000 shares. The number of shares of Series H Preferred Stock may be increased from time to time pursuant to resolution adopted by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, and any such additional shares of Series H Preferred Stock shall form a single series with the Series H Preferred Stock.

Ranking

The Series H Preferred Stock ranks (i) senior, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, to M&T’s common stock and any other class or series of M&T’s capital stock that states that it is made junior to the Series H Preferred Stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be; (ii) on a parity, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, with any other class or series of M&T’s capital stock that does not state that it ranks either junior or senior to the Series H Preferred Stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be; and (iii) junior, either as to dividends or upon M&T’s liquidation, dissolution or winding up, or both, as to each other class or series of M&T’s capital stock, if any, that states that it is made senior to the Series H Preferred Stock as to dividends or upon M&T’s liquidation, dissolution or winding up, as the case may be.

Dividends Rights

Dividends on shares of Series H Preferred Stock are not cumulative. If for any reason M&T’s board of directors or a duly authorized committee of M&T’s board of directors does not declare a dividend on the Series H Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period or be payable on the applicable dividend payment date, and M&T will have no obligation to pay any dividend for that dividend period, whether or not M&T’s board of directors or a duly authorized committee of M&T’s board of directors declares a dividend on the Series H Preferred Stock for any subsequent dividend period with respect to the Series H Preferred Stock or for any future dividend period with respect to any other series of M&T’s preferred stock or M&T’s common stock.

Holders of the Series H Preferred Stock are entitled to receive, when, as and if declared by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series H Preferred Stock at a rate equal to (i) 5.625% per annum for each quarterly dividend period from the original issue date to, but excluding, December 15, 2026, and (ii) three-month LIBOR plus a spread of 4.02% per annum for each quarterly dividend period from and including December 15, 2026. Pursuant to the Adjustable Interest Rate (LIBOR) Act and the regulation promulgated thereunder by the Board of Governors of the Federal Reserve System, for each quarterly dividend period from and including December 15, 2026, three-month LIBOR will be replaced by three-month Term SOFR, plus the applicable tenor spread adjustment set forth in such Act and regulation.

So long as any share of Series H Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series H Preferred Stock in respect of the most recently completed dividend period have been declared and paid or a sum sufficient for the payment thereof has been set aside for such payment:

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no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);
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no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by M&T, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by M&T (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of M&T’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of M&T’s broker-dealer subsidiaries of M&T’s capital stock for resale pursuant to an offering by M&T of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by M&T or any of M&T’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by M&T or any of M&T’s subsidiaries), including as trustees or custodians; and
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no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by M&T, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by M&T (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to such most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such parity stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of M&T’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of M&T’s broker-dealer subsidiaries of M&T’s capital stock for resale pursuant to an offering by M&T of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by M&T or any of M&T’s subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by M&T or any of M&T’s subsidiaries), including as trustees or custodians; provided that for the avoidance of doubt, references to parity stock in this clause refer to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

M&T may not declare or pay or set apart funds for the payment of dividends on any preferred stock ranking equally with or junior to the Series H Preferred Stock as to dividends, if any, for any period unless M&T has contemporaneously declared and paid dividends on the shares of Series H Preferred Stock or set aside a sum sufficient for the payment thereof for such payment for the most recently completed dividend period. When dividends are not paid in full upon the shares of Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of the Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series H Preferred Stock, and accrued dividends, including any accumulations, if any, on such parity stock, if any, bear to each other.

As used in this section, “junior stock” means M&T’s common stock and any other class or series of M&T’s capital stock over which the Series H Preferred Stock has preference or priority either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require.

As used in this section, “parity stock” means any other class or series of M&T’s capital stock that ranks on a parity with the shares of Series H Preferred Stock either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require.

As used in this section, “senior stock” means any other class or series of M&T capital stock that ranks senior to the Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by M&T’s board of directors or a duly authorized committee of M&T’s board of directors, may be declared and paid on junior stock or parity stock, if any, from time to time out of any assets legally available for such payment, and the holders of the Series H Preferred Stock will not be entitled to participate in those dividends.

Redemption

M&T may redeem the Series H Preferred Stock at its option, in whole or in part, from time to time, on or after April 1, 2027, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

At any time within 90 days after a Regulatory Capital Treatment Event (as defined in the Certificate of Incorporation) M&T may redeem the Series H Preferred Stock at its option, in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior dividend periods and any accrued but unpaid (whether or not declared) dividends for the then-current dividend period to, but excluding, the redemption date.

Liquidation Rights

In the event M&T liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, holders of the Series H Preferred Stock will be entitled to receive and to be paid out of M&T’s assets legally available for distribution to its shareholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before M&T makes any payment or distribution of assets to the holders of its common stock or any other class or series of junior stock. Holders of the Series H Preferred Stock will not be entitled to any other amounts from M&T and will have no right or claim to any of M&T’s remaining assets after they have received their full liquidating distribution.

In any such distribution, if M&T’s assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of parity stock, if any, the amounts paid to the holders of the Series H Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders.

Voting Rights

Except as provided in the Certificate of Incorporation or as otherwise specifically required by applicable law, the holders of the Series H Preferred Stock have no voting rights.

Rights to Elect Two Directors Upon Nonpayment

If M&T fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series H Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the number of directors on M&T’s board of directors shall be increased by two at M&T’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series H Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of the Series H Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (the “voting parity stock”), to elect such two additional members of M&T’s board of directors (the “preferred directors”) to hold office for a term of one year; provided that M&T’s board of directors shall at no time include more than two preferred directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the preferred directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series H Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

Other Voting Rights

So long as any shares of Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock and any voting parity stock, voting together as a separate class of M&T’s capital stock, is required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock.

So long as any shares of Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock, voting together as a separate class of M&T’s capital stock, is required to:

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amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series H Preferred Stock or authorized common stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series H Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of M&T will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock; or
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consummate a binding share exchange or reclassification involving the Series H Preferred Stock, or a merger or consolidation of M&T with or into another entity unless (i) the shares of the Series H Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series H Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series H Preferred Stock.

In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by M&T, each share of Series H Preferred Stock will be entitled to one vote.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series H Preferred Stock have been redeemed or have been called for redemption and sufficient funds have been irrevocably deposited in trust to effect such redemption.

Voting Rights under New York Law

New York law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to the Certificate of Incorporation that would limit the ability of the holders of M&T’s preferred stock to vote on any matter, change any authorized shares of M&T’s preferred stock into a different number of shares of preferred stock or into the same or a different number of shares of one or more other classes or series of any class, decrease the par value of M&T’s preferred stock, or change or abolish M&T’s preferred stock (or any series thereof) or any of the relative rights, powers, preferences and limitations of M&T’s preferred stock (or any series thereof). If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the M&T certificate of incorporation.

Other Rights

The Series H Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of M&T’s capital stock or other securities. The Series H Preferred Stock is perpetual and has no stated maturity and is not be subject to any sinking fund or other obligation to redeem or repurchase the Series H Preferred Stock.

Listing

The Series H Preferred Stock is listed on the New York Stock Exchange under the ticker symbol “MTBPrH.”